Exhibit 99.3

July 19, 2005

To Our Stockholders:

Your Board of Directors has announced the adoption of a Stockholder Rights Plan (the “Plan”). We are enclosing a document entitled “Summary of Rights to Purchase Preferred Stock” attached hereto as Exhibit A which provides certain information about the Plan, and we urge you to read it carefully. This letter explains some of the Board’s reasons for adopting the Plan.

The Board adopted the Plan to prevent an entity or person from gaining control of the Company without paying all stockholders a fair price for their shares. The Board believes that the Company’s share price may be depressed as a result of the Company’s previously announced delays in filing its Annual Report on Form 10-K for the year ended December 26, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005 and the resulting delisting of the Company’s shares from the Nasdaq National Market System on July 13, 2005. The Plan does not prevent a takeover of the Company, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to negotiate with the Company’s Board of Directors. The Company has from time to time received indications from parties interested in considering acquiring the Company. The Plan is not being adopted as a result of any such prior indications of interest and the Company’s Board of Directors will consider any transaction that is in the best interests of the Company and its stockholders.

A number of other major corporations have adopted rights plans similar to the one we have adopted. We consider the Plan to be very valuable in protecting your right to retain your equity investment in Navigant International, Inc. and to realize the full value of that investment, while not foreclosing any fair acquisition proposal for the Company.

The Plan is not intended to prevent a takeover of the Company and will not do so. The Plan is designed to address the very serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company’s stockholders full value of their shares. However, the mere establishment of the Plan should not affect any prospective offeror willing to acquire the Company and to negotiate with your Board of Directors. The Rights issued under the Plan may generally be redeemed by the Board at a price of $0.01 per Right at any time on or prior to the tenth day after a public announcement made by either the Company or an acquiring person or group that such person or group has acquired beneficial ownership of 15% or more of the Company’s common stock, and thus the Rights should not interfere with any merger or other business combination approved by the Board.

Issuance of the Rights under the Plan does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can currently trade the Company’s shares. As explained in the enclosed Summary of Rights to Purchase Preferred Stock, the Rights will only be exercisable if and when an event arises that triggers their effectiveness. They will then operate to protect you from being deprived of your right to share in the full measure of your Company’s long-term potential.

Your Board of Directors believes the Plan will serve an important role in protecting the value of your shares.

Sincerely,

Edward S. Adams
President and Chief Executive Officer

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EXHIBIT A

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED STOCK

On July 18, 2005, the Board of Directors of Navigant International, Inc. (the “Company”) declared a distribution of one Right for each outstanding share of Common Stock, par value $0.001 per share (the “Company Common Stock”), to stockholders of record at the close of business on July 29, 2005 (the “Record Date”) and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date. Each Right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-thousandth of a share (a “Unit”) of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a Purchase Price of $40.00 per Unit, subject to adjustment. The Purchase Price is payable in cash or by certified or bank check payable to the order of the Company or by wire transfer to the account of the Company (provided a notice of such wire transfer is given by the holder of the related Right to the Rights Agent). The description and terms of the Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company as Rights Agent (the “Rights Agreement”).

Copies of the Rights Agreement and the Certificate of Designation for the Preferred Stock have been filed with the Securities and Exchange Commission as exhibits to a Registration Statement on Form 8-A dated July 19, 2005 (the “Form 8-A”). Copies of the Rights Agreement and the Certificate of Designation are available free of charge from the Company. This summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement and the Certificate of Designation, including the definitions therein of certain terms, which Rights Agreement and Certificate of Designation are incorporated herein by reference.

The Rights Agreement

Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Company Common Stock and the “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the “Stock Acquisition Date”) that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an “Acquiring Person”) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Company Common Stock, and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of Company Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) new Company Common Stock certificates issued after the Record Date (also including shares distributed from Treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Company Common Stock will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificates.

The Rights are not exercisable until the Distribution Date and, unless extended, will expire at the close of business on the one-year anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Company Common Stock shall remain outstanding, (ii) a Person becomes an Acquiring Person, (iii) an Acquiring Person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person’s ownership interest being increased by more than 1% (e.g., by means of a recapitalization) (each such event being a “Section 11(a)(ii) Event”), then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger (other than a merger described in the preceding paragraph) or other business combination transaction and the Company is not the surviving corporation, (ii) any Person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of the Acquiring Person having a value equal to two times the exercise price of the Right.

The Purchase Price payable, and the number of Units of Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

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With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Units. In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

At any time prior to the earlier of (i) ten days following the Stock Acquisition Date or (ii) the Final Expiration Date, a majority of the Company’s Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment in certain events) (the “Redemption Price”), payable, at the election of such majority of the Company’s Board of Directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the Company’s Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

The Board of Directors, at its option, may exchange each Right for (i) one Unit of Preferred Stock or (ii) such number of Units of Preferred Stock as will equal (x) the difference between the aggregate market price of the number of Units of Preferred Stock to be received upon a Section 11(a)(ii) Event and the purchase price set forth in the Rights Agreement, divided by (y) the market price per Unit of Preferred Stock upon a Section 11(a)(ii) Event.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Description of Preferred Stock

The Units of Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.

Each Unit of Preferred Stock will have a minimum preferential quarterly dividend of $0.01 per Unit or any higher per share dividend declared on the Company Common Stock.

In the event of liquidation, the holder of a Unit of Preferred Stock will receive a preferred liquidation payment equal to the greater of $0.01 per Unit and the per share amount paid in respect of a share of Company Common Stock.

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Each Unit of Preferred Stock will have one vote, voting together with the Company Common Stock. The holders of Units of Preferred Stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Preferred Stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive the per share amount paid in respect of each share of Company Common Stock.

The rights of holders of the Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock that may be acquired upon the exercise of each Right is expected to approximate the economic value of one share of Company Common Stock.

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